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                                                                    EXHIBIT 3.96

                            ARTICLES OF INCORPORATION
                                       FOR
                             TEN MILE HOLDINGS, LTD.

         I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the Colorado Corporation Act, adopt the following Articles of Incorporation for such corporation.

                                   ARTICLE ONE

                                      NAME

         The name of the corporation is Ten Mile Holdings, Ltd.

                                   ARTICLE TWO

                                    DURATION

         The period of its duration is perpetual.

                                  ARTICLE THREE

                                    PURPOSES

         The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Colorado Corporation Act, and by such statement all lawful acts and activities shall be within the purposes of the corporation, except for express limitations, if any.

                                  ARTICLE FOUR

                                 STOCK STRUCTURE

         Section 1. Authorized Shares: The aggregate number of shares which the corporation shall have authority to issue is fifty thousand (50,000) shares of common stock having no par value. The common stock of the corporation shall be issued as small business corporation stock in accordance with a plan or plans under the provisions of Section 1244 of the Internal Revenue Code of 1954, as amended.

         Section 2. Pre-emptive Rights: The holders of the shares of the common stock of the corporation shall be entitled as of right to purchase or subscribe for any unissued or treasure shares of any class or any bonds, certificates of indebtedness, debentures, or other securities, rights, warrants or options, convertible into shares of the corporation, or carrying any right to purchase shares of any class in accordance with their proportionate equity in the corporation.

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         Section 3. Cumulative Voting: The right of cumulative voting by stockholders, at all elections of directors, or for any other purpose or purposes, is expressly denied. At all elections of directors, each stockholder shall be entitled to cast the number of votes equal to the number of shares owned by him for each director to be elected.

                                  ARTICLE FIVE

                           STOCK TRANSFER RESTRICTION

         Restrictions, if any, on transfers of stock authorized or issued shall be set forth in a separate stock transfer restriction agreement.

                                   ARTICLE SIX

                          INFORMAL ACTION OR DIRECTORS

         Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board and shall have the same force and effect as a unanimous vote of the Directors.

                                  ARTICLE SEVEN

                                    DIRECTORS

         The business of the corporation shall be managed and conducted by a board of not less than one (1) and not more than three (3) Directors. The Board of Directors shall be elected in the manner set forth in the By-Laws.

                                  ARTICLE EIGHT

                                PRINCIPAL OFFICE

         The address of the principal office of this corporation is 235 S. Ridge Street, Breckenridge, CO 80424.

                                  ARTICLE NINE

                                REGISTERED AGENT

         The physical address of the initial registered office of this corporation is 235 S. Ridge, Breckenridge, CO 80424. The mailing address of the initial registered office is P.O. Box 1639, Breckenridge, CO 80424. The name of the initial registered agent of this corporation at that address is Callan & Willis, P.C.

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                                   ARTICLE TEN

                               GENERAL PROVISIONS

         Section 1. Meetings: Meetings of the stockholders and Directors of this corporation may be held wither within or without the State of Colorado at such place as may, from time to time, be designated in the By-Laws or by resolution of the Board of Directors.

         Section 2. By-Laws: The initial code of By-Laws of this corporation shall be adopted by its Board of Directors. The power to amend or repeal the By-Laws or to adopt a new code of By-Laws shall be in the stockholders, but the affirmative vote of the holders of fifty-one percent (51%) of the shares outstanding shall be necessary to exercise that power. The code of By-Laws may contain any provisions for the regulation and management of this corporation which are consistent with the Colorado Corporation Act and these Articles of Incorporation.

         Section 3. Director Interest: No transaction or contract of this corporation with any person, firm or corporation or no contract or other transaction in which this corporation is interested shall be invalidated or affected by (a) the fact that one or more of the Directors of this corporation is interested in or is a director or officer of another corporation; or (b) the fact that any director, individually or jointly with others, may be a party to or may be interested in the contract or transaction; and each person who may become a Director of this corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with this corporation for the benefit of himself or any firm or corporation in which he may be interested.

                                 ARTICLE ELEVEN

                           INITIAL BOARD OF DIRECTORS

         The initial Board of Directors shall consist of one (1) member. The names and addresses of the persons who are to serve as Directors until the first annual meeting of stockholders or until their successors be elected and qualified as follows:

      Name                                 Address
      ----                                 -------
Kent B. Willis                     P.O. Box 1639
                                   Breckenridge, CO  80424

                                 ARTICLE TWELVE

                               DIRECTOR LIABILITY

         The liability of the corporation's directors shall be eliminated to the fullest extent provided by and in accordance with C.R.S. Section 7-3-101(1)(u), including but not limited to

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elimination of all personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director.

                                ARTICLE THIRTEEN

                                  INCORPORATOR

         The name and address of the incorporator of this corporation is Kent B. Willis, 235 South Ridge Street, P.O. Box 1639, Breckenridge, Colorado 80424.

         IN WITNESS WHEREOF, the undersigned, being the incorporator of this corporation, executes these Articles of Incorporation and certifies to the truth of the facts herein stated, this 14th day of January, 1991.

                                                              /s/ Kent B. Willis
                                                              ------------------
                                                              Kent B. Willis

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